                                                                   EXHIBIT 10.16




                              GAS SALES AGREEMENT
                               Contract #GS 5132



                                    BETWEEN

                               TYSON FOODS, INC.

                                      AND

                           MERCADO GAS SERVICES, INC.



                                                        Rio Grande Valley Region
                                                                Harlingen, Texas

                              GAS SALES AGREEMENT

     This Agreement, made and entered into this 1st day of June, 1995, by and between TYSON FOODS, INC., a Delaware corporation, hereinafter called "Buyer", and MERCADO GAS SERVICES, INC., a Delaware corporation, hereinafter called "Seller".

                                  WITNESSETH:

     WHEREAS, Seller is a reseller as defined in regulations implementing the Natural Gas Policy Act of 1978 (the "Act"); and

     WHEREAS, Seller has a supply of gas available for delivery to Southern Union Gas Company, which currently serves the Rio Grande Valley area; and

     WHEREAS, any reference to Seller herein shall mean either Mercado Gas Services, Inc., or its designated third-party representative; and

     WHEREAS, Buyer has facilities located in or near Harlingen, Texas and desires to purchase gas to fuel these facilities; and

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                    QUANTITY
                                    --------

     1.1 Subject to the other provisions of this Agreement, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seller all of Buyer's gas requirements for Buyer's facilities in Cameron County, Texas which receive transportation service from Southern Union Gas Company up to 99,100 Mcf per year with maximum daily rates not exceeding 500 Mcf per day. Gas purchased under this Agreement shall be used in Buyer's facilities and none of this gas shall be resold to a third party.

     1.2 Seller shall not be obligated to make deliveries beyond the term of this Agreement, or in any manner or under any condition other than specifically provided herein.

     1.3 Seller's obligations under this Agreement are contingent on Seller's completion of all necessary transportation agreements and gas supply agreements with third parties and continuation of such arrangements throughout the term of this Agreement. If Seller has not completed all necessary agreements to begin service to Buyer within sixty (60) days after full execution of this Agreement, Buyer may terminate this Agreement with five (5) days notice to Seller. In the event that any of such other contracts fail during the term hereof, Seller will have the right to terminate this agreement.

     1.4 The atmospheric pressure and pressure base conditions for the purpose of billing and measurement of the volumes of gas transported hereunder are specified in Paragraphs 2.2 and 2.3 of Appendix A to this Agreement, respectively.

                                   ARTICLE II
                              POINT(S) OF DELIVERY
                              --------------------

     2.1  The gas purchased and sold hereunder shall be delivered:

          (i) At the points listed on Exhibit "A" attached and made a part hereto; and

          (ii) At any other points or points mutually agreed to in writing.

     2.2 Title to the gas sold and delivered hereunder shall pass to Buyer at the Point(s) of Delivery. As between the parties hereto, Seller shall be in control and possession of the gas and responsible for any loss and/or any damage or injury occurring until same shall have been delivered to Buyer or third parties for the account of Buyer at the Point(s) of Delivery, after which delivery Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any loss and/or injury or damage caused thereby.

                                  ARTICLE III
                                     PRICE
                                     -----

     3.1  Buyer shall pay Seller for gas delivered at the following rates:

          (a) From the date of first delivery hereunder through May 31, 1997, Buyer shall pay a monthly indexed price equivalent to the price published by Inside F.E.R.C.'s Gas Market Report's "Delivered Spot Gas
                       -------------------------------------
          Prices" for the month of delivery under the heading "Houston Ship Channel\Beaumont, Texas, Index (large packages only)", plus $.75 per mmbtu.

               Should Inside F.E.R.C. discontinue publication of the "Houston
                      ---------------
          Ship Channel" index, or should such index be unavailable, an alternate index, mutually agreed upon by Buyer and Seller, shall be used for calculating the price hereunder.

          (b) Should this Agreement be in effect on June 1, 1997, then effective upon that date, and thereafter through the term of this Agreement, the price may be redetermined, and mutually agreed upon in accordance with the following procedure:

               (i) On or before ten (10) days prior to any requested date of redetermination, Seller may provide Buyer with written notification of such redetermined price.

               (ii) On or before five (5) days prior to any effective date of redetermination, Buyer may furnish Seller written notification to accept or reject Seller's proposal. If no notice is received by Seller, then such proposed redetermined price shall become effective. If Buyer rejects the proposed redetermination, the parties shall attempt to negotiate an acceptable price within two
               (2) days of Buyer's notice of rejection. If agreement is not reached, Seller may continue the previous contract price, or terminate this Agreement upon two (2) days notice to Buyer.

          (c) In the event Seller does not submit a notice of redetermination to Buyer, pricing in effect at the time shall continue unchanged.

     3.2 Buyer agrees that the Btu content per Mcf of the gas volumes delivered by Southern Union Gas Company to Buyer's end-use facilities, pursuant to a transportation agreement, having Buyer as Shipper and Southern Union Gas Company as Transporter, shall be assumed to be the same as the Btu content per Mcf of the gas volumes deliveries by Seller at the Point(s) of Delivery, when calculated at the same pressure.

                                   ARTICLE IV
                           INTERRUPTION OF DELIVERIES
                           --------------------------

     4.1 Notwithstanding any other provision to the contrary, Seller shall have the unconditional right at Seller's discretion, without giving notice, at any and all times during the term hereof, to immediately decrease, suspend or discontinue in whole or in part the delivery of gas quantities under this Agreement for any reason, including partial or complete failure of gas supplies or partial or complete curtailment of the necessary third-party transportation services, and Seller shall not be liable, in any respect, to Buyer by reason of any exercise of said right.


                                   ARTICLE V
                             FIRST RIGHT OF SUPPLY
                             ---------------------

     5.1 At the end of the primary term, any extension thereof, or at any time at which Buyer may terminate this agreement, if Buyer receives a bona fide offer from any third party seller to supply gas for such extended period or longer which Buyer is willing to accept, Seller or Seller's affiliate shall have the right and option, but not the obligation, to either amend this Agreement or to enter into a new gas sales agreement with Buyer to supply gas under terms substantially similar to those contained in said third-party offer.

Should Seller or Seller's affiliate not exercise its option, this Agreement shall terminate at the end of the primary term or extension thereof.

                                   ARTICLE VI
                                      TERM
                                      ----

     6.1 Subject to the terms hereof, this Agreement shall be effective June 1, 1995 and shall remain in full force and effect for a primary term extending through May 31, 1997. This Agreement shall extend on a month-to-month basis unless notice of termination is given thirty (30) days prior to the end of the primary term or any extension thereof by either Buyer or Seller.

                                  ARTICLE VII
                                    NOTICES
                                    -------

     7.1 Any notice, request, demand, statement, or payment provided for in this Agreement shall be in writing and deemed given when actually delivered or when deposited in the United States mail, postage prepaid, directed to the post office address of the parties:


     BUYER:                                         SELLER:
     -----                                          ------

     All Notices                                    All Notices
     -----------                                    -----------

     Tyson Foods, Inc.                              Mercado Gas Services, Inc.
     P.O. Box 2020                                  504 Lavaca Street, Suite 970
     Springdale, AR 72765                           Austin, Texas  78701
     ATTN:  Jim Doss C.P.351                        ATTN:  Gas Supply Department

     Telephone: (800) 643-3410                      Telephone: (512) 370-8220
     Telecopy:  (501) 290-4067                      Telecopy:  (512) 476-5985

     Invoices:                                      Payments:
     --------                                       --------

     Tyson Foods, Inc.                              Mercado Gas Services, Inc.
     P.O. Box 2020                                  504 Lavaca Street, Suite 970
     Springdale, AR 72765                           Austin, Texas  78701
     ATTN:  Accounts Payable                        ATTN:  Gas Accounting

     Telephone: (800) 643-3410                      Telephone: (512) 370-8220
     Telecopy:  ()                                  Telecopy:  (512) 476-5985
or at such other address as either party may from time to time designate as the address for such purposes by registered or certified letter addressed to the other party.

     7.2 Payments to Seller for services rendered hereunder shall be made in accordance with Article V of the General Terms and Conditions attached as Appendix A hereto, are incorporated by this reference and made a part of this Agreement.

     7.3 The General Terms and Conditions attached as Appendix A hereto, are incorporated by this reference and made a part of this Agreement.

                                  ARTICLE VIII
                                CONFIDENTIALITY
                                ---------------

     8.1 The terms of this contract, including but not limited to the price paid for the gas, and all other material items of this contract shall be kept confidential by the parties hereto, except to the extent that any information must be disclosed to a third party as required by law or for the purpose of effectuating the purchase and third party transportation of the subject gas.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove written.

ATTEST:                                     BUYER:

                                            TYSON FOODS, INC.

/s/                                         By: /s/
---------------------------                 Title:  Executive VP, Finance


ATTEST:                                     SELLER:

                                            MERCADO GAS SERVICES, INC.

/s/                                         By: /s/
---------------------------                 Title:  Executive Vice President

                                  EXHIBIT "A"

     To the Gas Sales Agreement between MERCADO GAS SERVICES, INC. (Seller) TYSON FOODS, INC., (Buyer), dated _________________________.



                              Point(s) of Delivery
                              --------------------

1. All existing delivery points under the Gas Sales Contract by and between Reata Industrial Gas Company (Reata # 8000-88) and Southern Union Gas Company dated January 1, 1986, as amended.

                                   APPENDIX A
                          GENERAL TERMS AND CONDITIONS
                          ----------------------------

                               TABLE OF CONTENTS
                               -----------------


                                                          Page Number
                                                          -----------

    ARTICLE I       DEFINITIONS                                 1

    ARTICLE II      MEASUREMENT AND TESTS                       2

    ARTICLE III     DELIVERY PRESSURE                           4

    ARTICLE IV      QUALITY                                     4

    ARTICLE V       PAYMENTS                                    4

    ARTICLE VI      TAXES                                       5

    ARTICLE VII     WARRANTY OF TITLE                           5

    ARTICLE VIII    FORCE MAJEURE                               5

    ARTICLE IX      GOVERNMENTAL RULES, REGULATIONS
                    AND AUTHORIZATIONS                          6

    ARTICLE X       ASSIGNMENT                                  6

    ARTICLE XI      MISCELLANEOUS                               7

                                   APPENDIX A
                          GENERAL TERMS AND CONDITIONS
                          ----------------------------

     Attached to and made a part of that certain Gas Sales Agreement dated
June 1, 1995, between TYSON FOODS, INC., (Buyer) and MERCADO GAS SERVICES, INC., (Seller).

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     Except in those certain instances where the context states another meaning, the following terms when used in this Agreement shall mean:

     1.1  Natural Gas and Gas:  Natural gas produced from gas wells and gas
          -------------------
produced in association with oil (casinghead gas) and/or the residue gas resulting from processing both casinghead gas and gas-well gas.

     1.2  Day:  The period of twenty-four (24) consecutive hours beginning at
          ---
8:00 am. Central Time on any calendar day and ending at 8:00 a.m. Central Time on the calendar day immediately following.

     1.3  Month:  A period beginning at 8:00 am. Central Time on the first day
          -----
of a calendar month and ending at 8:00 a.m. Central Time on the first day of the calendar month immediately following, except that the first month shall begin on the date of initial deliveries of natural gas hereunder and shall end at 8:00 am. Central Time on the first day of the calendar month immediately following.

     1.4  Mcf:  One thousand (1000) cubic feet.
          ---

     1.5  Btu:  British thermal unit.  The term MMBtu shall mean one million
          ---
(1,000,000) Btu.

     1.6  Heating Value:  The gross number of British thermal units (Btu's)
          -------------
which would be contained in the volume of one (1) cubic foot of gas at a temperature of sixty degrees (60 degrees) Fahrenheit, when saturated with water vapor and under a pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute and adjusted to reflect the actual water vapor content of the gas delivered; however, if the water vapor content is seven (7) pounds per million cubic feet or less, the gas shall be deemed dry.

     1.7  The term "psig" shall mean pounds per square inch gauge.

     1.8  The term "psia" shall mean pounds per square inch absolute.

     1.9 The term "Equivalent Quantity" shall mean the volume in Mcfs of gas delivered by Seller for Buyer at the Point(s) of Delivery hereunder during a given period of time.

                                   ARTICLE II
                             MEASUREMENT AND TESTS
                             ---------------------

     The measurement and tests for quality of gas delivered hereunder shall be governed by the following:

     2.1 The volume shall be measured by meters installed, maintained and operated by or on behalf of Seller. Computations shall be made in accordance with industry practice.

     2.2 For the purpose of measurement, calculation and meter calibration, the average absolute atmospheric (Barometric) pressure shall be assumed to be fourteen and four tenths (14.40) psia at the Point(s) of Delivery irrespective of variations in natural atmospheric pressure from time to time.

     2.3 The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of sixty degrees (60 degrees) Fahrenheit and at a pressure base of fourteen and sixty-five hundredths (14.65) psia.

     2.4 The temperature shall be adjusted to standard conditions and corrections shall be made in accordance with industry practice.

     2.5 Specific gravity shall be determined with accuracy to the nearest one-thousandth by taking samples of the gas at the point of measurement at such times as may be determined to be necessary in practice by the use of an instrument commonly used and accepted in the industry.

     2.6 Tests for carbon dioxide, sulfur, and hydrogen sulfide content of the gas delivered hereunder shall be made by approved standard methods from time to time as requested by any party hereto, but not more often than once each three
(3) months.

     2.7 The total Heating Value of the gas shall be determined by taking samples of the gas the Point(s) of Delivery at such times as may be determined by Seller or its designee and by having the British thermal unit content per cubic foot determined by calorimeter or by other means acceptable in the industry at Seller's expense. Buyer shall have the right at such time or times as it may desire to determine the Heating Value of the gas using the Thomas Principle of calorimetry or its equal. In the event of any material variance between such test by Buyer and the last or next succeeding test made by Seller, a joint test will be run employing the method utilized by Seller, and the result thereof will be controlling, effective the first day of the calendar month preceding such joint test.

     2.8 All measuring equipment, housing devices, and materials shall be of standard manufacture and shall, with all related equipment, appliances and buildings, be installed, maintained, and furnished by Seller or its designee at Seller's expense. Buyer may install and operate check-measuring equipment, which shall not interfere with the use of Seller's equipment. All testing equipment shall be of standard manufacture and shall be maintained, operated and furnished by Seller or its designee at Seller's expense.

     2.9 The accuracy of Seller's measuring and testing equipment shall be verified by Seller at necessary intervals to insure accurate measurement. Tests for quality of the gas may be made at the time of equipment testing, or at other times, as deemed necessary by Seller. Notice of the time and nature of each test shall be given Buyer sufficiently in advance to permit Buyer to have a representative present. Measuring and testing equipment shall be tested by reasonable means and methods in the presence of representatives of both Seller and Buyer, if present. If Buyer fails to have a representative present after proper notice, the results of such tests shall be provided to Buyer and shall nevertheless be considered accurate until the next test. All tests shall be made at Seller's expense, except that Buyer shall bear the expense of tests made at its request, if the inaccuracy found is two percent (2%) or less.

     2.10 If at any time any of the measuring or testing equipment is found to be out of service, or registering inaccurately in any percentage, it shall be adjusted at once to read accurately within the limits prescribed by the manufacturer. If such equipment is out of service, or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous reading of such equipment shall be disregarded for any period definitely known or agreed upon, or if not so known or agreed upon, for a period of sixteen (16) days or one-half (1/2) of the elapsed time since the last test, whichever is shorter. The volume of gas delivered during such period shall be estimated by:

          (a) Using the data recorded by any check-measuring equipment if installed and accurately registering; or

          (b) If not installed or registering accurately, by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or

          (c) If neither such method is feasible, by estimating the quantity, or quality, delivered based upon deliveries under similar conditions during a period when the equipment was registering accurately.

               No corrections shall be made for recorded inaccuracies of two percent (2%) or less.

     2.11 Buyer and Seller shall have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other, at all times during business hours, but the reading, calibration and adjustment of such equipment and changing of charts shall be done only by the party owning such equipment. Each party shall preserve all original test data, charts and other similar records in party's possession for a period of at least two (2) years from the date such records were generated.

                                  ARTICLE III
                               DELIVERY PRESSURE
                               -----------------

     3.1 The gas sold and purchased hereunder shall be delivered to Buyer at a pressure sufficient to effect delivery into the facilities of Buyer or Buyer's designee at the Point(s) of Delivery set forth herein against the pressure prevailing therein from time to time. Neither Buyer nor Seller shall have an obligation to compress or to continue compression of the gas delivered hereunder.

                                   ARTICLE IV
                                    QUALITY
                                    -------

     4.1 The gas delivered by Seller hereunder shall be commercially free of gum, gum-forming constituents, gasoline and other solid and/or liquid matter that may become separated from the gas during transportation thereof, and shall conform to the following specifications:

     (a)      Dust, rust & other solids    None
     (b)      Carbon Dioxide and Nitrogen  Not more than 3.0% by volume
     (c)      Oxygen                       Not more than 1.0% by volume
     (d)      Hydrogen Sulfide             Not more than 1/4 grain per 100 cubic feet
     (e)      Total Sulfur                 Not more than 5 grains per 100 cubic feet
     (f)      Free Water                   None
     (g)      Heating Value                Not less than 1000 Btu per cubic foot.
     (h)      Temperature                  Not more than 120 degrees F or less than 40 degrees F.
     (i)      Water Vapor                  Not more than 7# per million cubic feet

     4.2 Buyer, at its option, may refuse to accept delivery of any gas not meeting the quality specifications set out above; thereafter, Seller shall have the right to conform or cause the gas to be conformed to the above specifications. If Seller does not elect to conform the gas to said specifications, then Buyer at its sole option may accept or reject any such gas.

                                   ARTICLE V
                                    PAYMENTS
                                    --------

     5.1 After delivery of gas has commenced, Seller shall, on or before the twentieth (20th) day of each month, render to Buyer a statement showing the quantity of gas delivered by Seller to Buyer at the Delivery Point(s) and the amount owed Seller.

Buyer shall pay Seller the amount so billed, or Buyer shall remit payment to Seller by wire transfer to Texas Commerce Bank, Austin, Texas, ABA #113000609 for credit to Mercado Gas Services, Inc., Account #10416072 or as may be designated in writing from time-to-time, within ten (10) days after the receipt of the statement.

     5.2 In the event Buyer shall fail to pay any amount due Seller when the same is due, then interest shall accrue each day at a per annum rate equal to the prime rate as published by Texas Commerce Bank Austin, or its successor, plus two percent (2%) from the date when such amount is due Seller, and in addition to any other remedy it may have hereunder, Seller may suspend further delivery of gas until such amount is paid. In the event such rate is deemed usurious under Texas law, the default rate of interest will be the highest rate permitted by Texas law.

     5.3 In the case of disputed accounts, Buyer shall pay the disputed bill under protest. Seller shall then promptly make a complete investigation of the matter and, if the bill is correct, shall explain all points in question. If the bill is in error, Seller shall promptly submit a corrected bill to Buyer, together with any necessary refund.

     5.4 At any time during the term of this Agreement or any extension thereof, Seller may require Buyer to provide such deposits, letters of credit or other security as Seller may reasonably require to ensure Buyer's payments for gas purchased hereunder.

     5.5 Each party hereto shall have the right, at any and all reasonable times to examine the books and records of the other, to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under this Agreement.

                                   ARTICLE VI
                                     TAXES
                                     -----

     6.1 Seller shall pay or cause to be paid the taxes lawfully levied on Seller, or otherwise to be borne contractually by Seller, and applicable to the gas delivered hereunder prior to its delivery to Buyer. Buyer shall pay all taxes lawfully levied on Buyer applicable to such gas after delivery to Buyer or Buyer's designee.

                                  ARTICLE VII
                               WARRANTY OF TITLE
                               -----------------

     7.1 Seller warrants title to all gas delivered by it, that it has the right to sell the same, and that such gas is free from liens and adverse claims of every kind. Seller shall pay or cause to be paid all sums due on the gathering or handling of the gas delivered by Seller. Seller shall indemnify and save Buyer harmless from and against all taxes, payments, liens or other charges applicable to said gas arising prior to its delivery to Buyer or Buyer's designee.

                                  ARTICLE VIII
                                 FORCE MAJEURE
                                 -------------

     8.1 Except for Buyer's obligations to make payments hereunder, neither party hereto shall be liable for any failure to perform the terms of the Agreement when such failure is due to force majeure as hereinafter defined. The term "force majeure" as employed in this Agreement shall mean acts of God, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers or people, interruptions or terminations by or as a result of government or court action or orders, or present and future valid orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure or delay in securing labor or materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakage or freezing of pipelines, inability to obtain easement or rights-of-way, the making of repairs or alterations to lines of pipe or plants, partial or entire failure of gas supply, partial or complete interruption of necessary third-party transportation services, failure or inability or any other cause, whether of the kind herein enumerated or otherwise not reasonably within the control of the party claiming force majeure. The force majeure shall, so far as possible, be remedied with all reasonable dispatch. If Seller claims force majeure that affects one or more Delivery Point(s), nothing herein shall require Seller to make deliveries or to take gas at an alternative Delivery Point. The settlement of strikes or lockouts or industrial disputes or disturbances shall be entirely within the discretion of the party directly involved therein, and the above requirement that any "force majeure" shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party directly involved therein. A decision to close a facility due to business or economic conditions shall not fall within the meaning of force majeure.

                                   ARTICLE IX
               GOVERNMENTAL RULES, REGULATIONS AND AUTHORIZATION
               -------------------------------------------------

     9.1 This Agreement shall be subject to all valid applicable state, local and federal laws, orders, directives, rules and regulations of any governmental body, agency or official having jurisdiction over this Agreement and the sale and purchase of gas hereunder.

     9.2 If at any time during the term hereof, any governmental authority having jurisdiction over this Agreement and the sale and purchase of gas hereunder shall take any action as to Seller or Buyer or any transporter whereby the sale, transportation, other handling (compression or treating), delivery, receipt and use of gas as contemplated hereunder shall be proscribed or subjected to terms, conditions, regulations, restraints, or price or rate controls, ceilings or limits that in the sole judgment of Seller or Buyer are unduly or overly burdensome to that party, such party may at any time thereafter cancel and terminate this Agreement without further liability hereunder, except as to payments due at the time of such termination.

     9.3 Buyer and Seller agree to file or have filed in a timely manner all applications, affidavits, statements and notices required for sale, transportation and delivery necessary of the gas hereunder.

                                   ARTICLE X
                                   ASSIGNMENT
                                   ----------

     10.1 This Agreement shall extend to and be binding upon the parties, their successors and assigns, but no transfer of whatsoever kind, wholly or partially, shall be made without the prior written consent of the non-transferring party other than the assignment by Seller of its obligations hereunder to an affiliate. Nothing herein contained shall in any way prevent either party hereto from pledging or mortgaging all or any part of such party's property as security under any mortgage, deed of trust, or other similar lien or from pledging this Agreement or any benefits accruing hereunder to the party making the pledge, without the assumption of the obligations hereunder by the mortgagee, pledgee, or other grantee under such an instrument.

                                   ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

     11.1 No waiver by either Seller or Buyer of any default of the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

     11.2 This Agreement may be amended only by a written instrument executed by the parties hereto and expressly stating that it is an amendment to this Agreement.

     11.3 The headings used throughout this Agreement are inserted for reference purposes only, and are not to be construed or taken into account in interpreting the terms and provisions of any Article, nor to be deemed in any way to qualify, modify or explain the effects of any such term or provision.

     11.4 As to all matters of performance, default, breach, enforcement, construction and interpretation, this Agreement and the rights and duties of the parties hereunder shall be governed by the laws of the State of Texas.

                               November 11, 1996


Via FedEx - Priority
--------------------

Mr. Marcus R. Hawkins
Manager of Gas Services
MERCADO GAS SERVICES, INC.
504 Lavaca Street, Suite 800
Austin, Texas 78701

     RE: SALE OF BEEF DIVISION OF TYSON FOODS, INC. ('Tyson")

Dear Mr. Hawkins:

     On October 17, 1996 Tyson entered into a definitive agreement (the "Purchase Agreement') pursuant to which it agreed to sell its beef further processing facilities and operations (the "Business") to Gorges/Quik-to-Fix Foods, Inc. ("Buyer"), an entity formed by CGW Southeast Partners III, L.P. ("CGW") for the purpose of acquiring the Business. Under the terms of the Purchase Agreement, the sale of the Business is expected to be consummated (the "Closing") on November 22, 1996. Until such date, Tyson will own and operate the Business. After the Closing, the Business will continue to be operated with the same facilities employed by Tyson in its operation of the Business and will be managed primarily by the people who now manage the Business for Tyson.

     Pursuant to the Purchase Agreement, Tyson has agreed to assign all of its rights, and Buyer has agreed to assume all of Tyson's obligations arising on or after the Closing, under that certain Gas Sales Agreement the "Contract") dated June 1, 1995 by and between Tyson and Mercado Gas Services, Inc. ("Mercado"). Pursuant to Article X, Section 10.1 of the General Terms and Conditions of the Contract, Mercado's consent is required in order for Tyson to assign the Contract to Buyer.

     On behalf of Tyson and Buyer, I am writing to request Mercado's consent to Tyson's assignment of the Contract to Buyer. Please sign below where indicated to confirm Mercado's consent to the assignment and return a copy of this letter to my attention via fax (501-290-7967) and the original via the enclosed FedEx envelope. By consenting to this assignment, Mercado acknowledges and affirms its duties and obligations under the Contract as if the Contract were entered into between Mercado and Buyer. This consent does not constitute a consent to further assignment of the Contract and, except as set forth herein, the Contract remains in full force and effect, enforceable against Mercado and Buyer.

Mercado Gas Services, Inc.
November 11, 1996
Page 2


     Your assistance in this matter is greatly appreciated. If you have any questions, please contact Courtney Smith (501-290-7330) or Read Hudson (501-290-7023) in Tyson's legal department, or Jim O'Donnell with Buyer (404-816-
3255).


                         TYSON FOODS, INC.


                         /s/ Courtney A. Smith
                         Courtney A. Smith
                         Corporate Counsel



     The undersigned hereby consents to the assignment of the Contract (as defined hereinabove) from Tyson Foods, Inc. to Gorges/Quik-To-Fix Foods, Inc.


                         MERCADO GAS SERVICES, INC.


                         By: /s/ Thomas C. Robillard

                         Name:  Thomas C. Robillard
                         Title: Executive Vice President

cc:    Jim Doss